SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)              May 12, 2005

UBIQUITEL INC.

(Exact Name of Registrant as Specified in its Charter)

DELAWARE	000-30761	23-3017909
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

ONE WEST ELM STREET, SUITE 400, CONSHOHOCKEN, PENNSYLVANIA	19428
(Address of principal executive office)	(Zip code)

Registrant’s telephone number, including area code: (610) 832-3311

Not Applicable

(Former Names or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.              Entry into a Material Definitive Agreement.

On May 12, 2005, the Compensation Committee of the Board of Directors (the “Board”) of UbiquiTel Inc. (“UbiquiTel”) amended the outside director compensation plan for UbiquiTel’s Board.  The amended compensation plan, which is effective May 13, 2005, provides that each of UbiquiTel’s independent directors who is not an employee of UbiquiTel or its subsidiaries will receive (1) an annual fee of $21,500 for serving on the Board, (2) an annual fee of $5,250 if serving as a chair of a Board committee, and (3) a $2,000 fee for each Board or committee meeting he or she attends.

In accordance with UbiquiTel’s previously existing compensation plan for outside directors, independent directors receive upon joining the Board an option under UbiquiTel’s equity incentive plan to purchase 20,000 shares of UbiquiTel’s common stock at an exercise price equal to the fair market value of the stock on the date of grant vesting in equal installments over three years. Additionally, in accordance with UbiquiTel’s previously existing compensation plan for outside directors, the independent directors continuing in office after May 12, 2005, the date of UbiquiTel’s 2005 annual shareholders’ meeting, received their annual option grant under UbiquiTel’s equity incentive plan on May 12, 2005 to purchase 15,000 shares of UbiquiTel’s common stock at a price per share of $7.29, the closing price on The Nasdaq National Market on that date, vesting in its entirety on the date of grant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UBIQUITEL INC.

Date: May 17, 2005	By:	/s/ James J. Volk
James J. Volk
Chief Financial Officer